Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated Office Properties Income Trust 2009 Incentive Share Award Plan of our reports dated February 20, 2020, with respect to the consolidated financial statements of Office Properties Income Trust and the effectiveness of internal control over financial reporting of Office Properties Income Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 27, 2020